                             CONSULTING AGREEMENT

     This CONSULTING AGREEMENT, dated as of January 5, 2000 (the "Agreement"), by and between Saratoga Beverage Group, Inc., a Delaware corporation (the "Company"), and North Castle Partners, L.L.C. ("North Castle"),


                             W I T N E S S E T H:

     WHEREAS, the Company, NCP-SBG, L.P. ("NCP-SBG") and NCP-SBG Recapitalization Corp. have entered into a Stock Purchase Agreement and Agreement and Plan of Merger, dated as of the date hereof (the "Recapitalization Agreement"), pursuant to which NCP-SBG Recapitalization Corp. shall merge with and into the Company (the "Merger"), and NCP-SBG will, subject to the terms and conditions contained in the Recapitalization Agreement, purchase shares of common stock, par value $0.01 per share, of the Company (the "Stock Purchase");

     WHEREAS, immediately following the Merger and Stock Purchase, NCP-SBG will be the largest stockholder of the Company and NCP-Cofund, L.P. (the "NCP-Cofund") will be a stockholder of the Company;

     WHEREAS, the general partner of NCP-SBG is NCP-SBG GP, L.L.C. ("NCP-SBG GP"), the sole member of NCP-SBG GP is North Castle Partners II, L.P. (the "North Castle Fund"), the North Castle Fund is managed by North Castle, the general partner of the North Castle Fund is NCP GP II, L.P. ("NCP-GP II"), the general partner of NCP GP II is North Castle GP II, L.L.C. ("NCP-GP LLC") and the general partner of the NCP-Cofund is NCP Co-Investment GP, LLC ("Co-Investment GP");

     WHEREAS, the Company and North Castle are entering into this Agreement pursuant to the Recapitalization Agreement;

     WHEREAS, in connection with the Merger, the Company will prepare and file with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 (as the same may be amended from time to time, the "13E-3");

     WHEREAS, in connection with the solicitation by the Company of proxies of its stockholders to vote in favor of the Merger, the Company will prepare and file with the Commission a proxy statement on Schedule 14A (as the same may be amended from time to time, the "Proxy Statement");

     WHEREAS, in order to finance the transactions contemplated by the Recapitalization Agreement, refinance existing debt and provide liquidity for ongoing business needs, the Company (a) will enter into a new credit agreement (the "Credit Agreement Financing"), and (b) will offer and sell senior subordinated notes (the "Senior Subordinated Notes") in a private placement offering to institutional investors (the "Senior Subordinated Note Offering", and together with the Credit Agreement Financing, the "Financing");

     WHEREAS, North Castle has performed for NCP-SBG Recapitalization Corp., which will at the Effective Time (as defined in the Recapitalization Agreement) be merged with and into the Company, with the Company as the surviving corporation and will perform financial, management advisory and other services (all of such services the "Transaction Services") for the Company in connection with the Merger and the Stock Purchase, including but not limited to services in connection with (i) the retention of various financial and other advisors and consultants in connection with the Merger and the Stock Purchase, (ii) the preparation, negotiation, execution and delivery of the commitment, fee and engagement letters, registration rights and purchase agreement, credit agreements, guarantees, mortgages, pledge agreements and other security agreements, and other agreements, instruments and documents, relating to the Financing, (iii) the preparation and circulation of an information memorandum and other materials in connection with the Financing, (iv) the preparation, filing and circulation of the Proxy Statement and 13E-3 and related materials to the stockholders of the Company, and (v) the structuring, implementation and consummation of the foregoing transactions;


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     WHEREAS, the Company and its Affiliates from time to time in the future
(a) may offer and sell or cause to be offered and sold equity or debt securities (such offerings, collectively, the "Subsequent Offerings"), including without limitation (i) offer ings of shares of common stock and/or options to purchase such shares to employees, directors, managers and consultants of and to the Company ("Management Offerings"), and (ii) offerings of debt securities to refinance any indebtedness of the Company and its Affiliates or for other corporate purposes, and (b) may repurchase, redeem or otherwise acquire securities of the Company and its Affiliates (any such repurchase or redemption being referred to herein as a "Redemption");

     WHEREAS, the Company desires to receive financial and managerial advisory services from North Castle, and North Castle desires to provide such services to the Company;

     WHEREAS, the parties hereto recognize that claims might be made against and liabilities incurred by North Castle, NCP-SBG, NCP-SBG GP, the North Castle Fund, NCP-Cofund, NCP GP II, NCP GP LLC, Co-Investment GP or related persons or Affiliates, under applicable securities laws or otherwise, in connection with the Merger, the Stock Purchase or any Securities Offerings, or relating to other actions or omissions of or by the Company, or relating to the provision by North Castle of services to the Company and its Affiliates, and the parties hereto accordingly wish to provide for North Castle, NCP-SBG, NCP-SBG GP, the North Castle Fund, NCP-Cofund, NCP GP II, NCP GP LLC, Co-Investment GP and related persons and Affiliates to be indemnified in respect of any such claims and liabilities; and

     WHEREAS, the parties hereto recognize that claims might be made against and liabilities incurred by directors and officers of the Company and its subsidiaries in connection with their acting in such capacity, and accordingly wish to provide for such directors and officers to be indemnified to the fullest extent permitted by law in respect of any such claims and liabilities;

     NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the parties hereto hereby agree as follows:

     1. Definitions.

     "13E-3" shall have the meaning set forth in the fifth recital.

     "Agreement" shall have the meaning set forth in the preamble.

     "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, and with respect to a natural person shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Change of Control: means, with respect to the Company, the first to occur after the Effective Time of the following events:

         (1) the acquisition by any person, entity or group (as defined in section 13(d) of the Exchange Act) (other than (w) the Company and its subsidiaries, (x) any employee benefit plan of the Company or its subsidiaries or (y) North Castle or any Affiliate or partner thereof), through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

         (2) the merger or consolidation of the Company as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;


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

         (3) the liquidation or dissolution of the Company (other than (x) a dissolution occurring upon a merger or consolidation thereof (y) a liquidation of the Company into its subsidiary or (z) a liquidation or dissolution that is incident to a reorganization); and

         (4) the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of North Castle.

     "Claim" means, with respect to any Indemnitee, any claim against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be defended and indemnified by the Company under this Agreement.

     "Co-Investment GP" shall have the meaning set forth in the third recital.

     "Commission" shall have the meaning set forth in the fifth recital.

     "Company" shall have the meaning set forth in the preamble.

     "Continuing Services" shall have the meaning set forth in Section 3(a).

     "Continuing Services Fee" shall have the meaning set forth in Section
4(b).

     "Designated Director" shall have the meaning set forth in Section 4(b).

     "Expenses" shall have the meaning set forth in Section 4(c).

     "Financing" shall have the meaning set forth in the fifth recital.

     "Indemnitee" means each of North Castle, NCP-SBG, NCP-SBG GP, the North Castle Fund, the NCP-Cofund, NCP GP II, NCP GP LLC, Co-Investment GP, their respective successors and assigns, and each of their respective directors, officers, partners, members, managers, employees, agents, advisors, representatives and controlling persons (within the meaning of the Securities
Act).

     "Information" shall have the meaning set forth in Section 3(b).

     "Management Offerings" shall have the meaning set forth in the ninth recital.

     "Merger" shall have the meaning as set forth in the first recital.

     "NCP-SBG" shall have the meaning set forth in the first recital.

     "NCP-SBG GP" shall have the meaning set forth in the third recital.

     "NCP-Cofund" shall have the meaning set forth in the second recital.

     "NCP-GP II" shall have the meaning set forth in the third recital.

     "NCP-GP LLC" shall have the meaning set forth in the third recital.

     "North Castle" shall have the meaning set forth in the preamble.

     "North Castle Fund" shall have the meaning set forth in the third recital.

     "Notice of Claim" shall have the meaning set forth in Section 9(a).

     "Notice of Payment" shall have the meaning set forth in Section 9(c).

     "Obligations" means, collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

     "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, or unincorporated organization.


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

     "Proxy Statement" shall have the meaning set forth in the sixth recital.

     "Recapitalization Agreement" shall have the meaning set forth in the first recital.

     "Related Document" means the Recapitalization Agreement, the Proxy Statement, the 13E-3 and any other agreement, certificate, instrument or other document to which the Company or any subsidiary thereof may be a party or by which it or any of its properties or assets may be bound or affected from time to time relating in any way to the Merger, Stock Purchase, Financing, any Securities Offering or any of the transactions contemplated thereby.

     "Redemption" shall have the meaning set forth in the ninth recital.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Offerings" means any Redemption, any Management Offering and any other Subsequent Offering.

     "Senior Subordinated Notes" shall have the meaning set forth in the seventh recital.

     "Senior Subordinated Note Offering" shall have the meaning set forth in the seventh recital.

     "Subsequent Offerings" shall have the meaning set forth in the ninth recital.

     "Stock Purchase" shall have the meaning set forth in the first recital.

     "Transaction Services" shall have the meaning set forth in the eighth recital.

     2. Engagement. The Company hereby engages North Castle as a consultant, and North Castle hereby agrees to provide financial and managerial advisory services to the Company, all on the terms and subject to the conditions set forth below.

     3. Services, etc. (a) North Castle hereby agrees during the term of this Agreement to assist, advise and consult with the Board of Directors and management of the Company in such manner and on such business, management and financial matters, and provide such other financial and other advisory services (collectively, the "Continuing Services"), as may be reasonably requested from time to time by the Board of Directors of the Company, including but not limited to assistance, advice or consultation in:

         (i) establishing and maintaining banking, legal and other business relationships for the Company;

         (ii) developing and implementing corporate and business strategy and planning for the Company, including plans and programs for improving operating, marketing and financial performance, budgeting of future corporate investments, acquisition and divestiture strategies, and reorganizational programs;

       (iii) arranging future debt and equity financings and refinancings; and

       (iv) providing professional employees to serve as directors or officers of the Company.

     (b) The Company will furnish North Castle with such information as North Castle reasonably believes appropriate to its engagement hereunder (all such information so furnished being referred to herein as the "Information"). The Company recognizes and confirms that (i) North Castle will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services to be performed hereunder and (ii) North Castle does not assume responsibility for the accuracy or completeness of the Information and such other information.

     4. Compensation; Expenses. (a) The Company agrees to pay to North Castle at the Effective Time (as defined under the Recapitalization Agreement) $1,150,000 as compensation for the Transaction Services.

     (b) The Company agrees to pay to North Castle, as compensation for the Continuing Services rendered and to be rendered by North Castle hereunder, an annual fee (the "Continuing Services


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

Fee"), equal to $550,000 payable quarterly in advance on each March 31, June 30, September 30 and December 31 during the term of this Agreement. Such Continuing Services Fee shall be increased up to a maximum of 2% of the aggregate equity investment in the Company of NCP-SBG and its Affiliated coinvestors from time to time, provided that in no event shall such Continuing Service Fee exceed $1.25 million per annum and provided further that the Continuing Service Fee may not be decreased without the prior written consent of North Castle. In addition, in connection with any acquisition of any business or company by the Company or any of its subsidiaries or disposition of the Company, whether by way of asset or stock purchase, merger, consolidation, recapitalization or other similar transaction, the Company shall pay to North Castle a transaction fee equal to 2% of the enterprise value of the acquired company or business or the Company, as the case may be. If any employee of North Castle shall be elected to serve on the Board of Directors or as an officer of the Company (a "Designated Director"), in consideration of the Continuing Services Fee being paid to North Castle, North Castle shall cause such Designated Director to waive any and all fees and other compensation (including stock options) to which such director or officer would otherwise be entitled as a director or officer for any period for which the Continuing Services Fee or any installment thereof is paid and for which such Designated Director continues to be employed by North Castle.

     (c) The Company agrees to reimburse North Castle for such travel and other reasonable out-of-pocket expenses ("Expenses") incurred by North Castle and its employees, agents and advisors in the course or on account of rendering of the Continuing Services, including but not limited to any reasonable fees and expenses of legal, accounting, consulting or other professional advisors to North Castle engaged in connection with the Continuing Services and any reasonable expenses incurred by any Designated Director in connection with the performance of his duties as a director or officer of the Company or any subsidiary thereof. North Castle shall submit monthly expense statements, which shall be payable within thirty days from the date of such submission.

     5. Term, etc. (a) This Agreement shall be effective as of the Effective Time (as defined in the Recapitalization Agreement) and shall remain in effect until, and shall terminate upon, the earlier to occur of (x) the tenth anniversary of the date hereof and (y) the date on which a Change of Control occurs. North Castle may terminate this Agreement at any time on 30 days' prior notice to the Company. The provisions of this Agreement shall survive any termination of this Agreement, except for the provisions of Sections 2, 3 and
4. The effectiveness of this Agreement is conditioned upon the occurrence of the Effective Time as contemplated by the Recapitalization Agreement. If the Effective Time does not occur, or the Recapitalization Agreement terminates by its terms, this Agreement shall be of no force or effect.

     (b) Except as provided under Section 5(a) in the case of a Change of Control, upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Company, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made, shall succeed to, and be substituted for, the Company under this Agreement with the same effect as if such successor corporation had been a party thereto. Except as provided under
Section 5(a) in the case of a Change of Control, no such consolidation, merger or conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of terminating this Agreement or of releasing the Company or any such successor corporation from its obligations hereunder.

     (c) Upon any termination of this Agreement, (i) any prepaid installment of the Continuing Services Fee or portion thereof (pro rated, with respect to the quarter in which such termination occurs, for the portion of such quarter following such termination), shall be immediately refunded to the Company, net of any of the amounts described in Clause (ii) of this Section 5(c), and (ii) any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall than have become payable), shall be immediately paid or reimbursed, as the case may be, by the Company. In the event of the liquidation of the Company, all amounts due North Castle hereunder shall be paid to North Castle before any liquidating distributions or similar payments are made to stockholders of the Company.


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

     6. Independent Contractor Status. The parties agree that North Castle shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither North Castle nor any of its employees or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except (a) to the extent that any professional employee of North Castle may be serving as a director or officer of the Company pursuant to
Section 3(a)(iv) hereof or (b) as expressly agreed to in writing by the Company.

     7. Indemnification. The Company agrees to indemnify, defend and hold harmless each Indemnitee:

         (a) from and against any and all Obligations, except to the extent that any such Obligation is found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or intentional misconduct of an Indemnitee, whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (A) the Securities Act, the Securities Exchange Act of 1934, as amended, or any other applicable securities or other laws, in connection with the Merger, the Stock Purchase, any Securities Offering, any Related Document or any of the transactions contemplated thereby, except obligations arising out of or based upon an untrue statement or omission made in any Securities Offering or any Related Document furnished by an Indemnitee in writing for the purpose of preparation thereof, (B) any other action or failure to act of the Company and its subsidiaries, or any of its predecessors, whether such action or failure has occurred or is yet to occur or (C) the performance by North Castle of management consulting, monitoring, financial advisory or other services for the Company (whether performed prior to the date hereof, hereafter, pursuant hereto or otherwise); and

         (b) to the fullest extent permitted by applicable law, from and against any and all Obligations in any way resulting from, arising out of or in connection with, based upon or relating to (A) the fact that such Indemnitee is or was a shareholder, director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of or advisor or consultant to another corporation, partnership, joint venture, trust or other enterprise, or (B) any breach or alleged breach by such Indemnitee of his or her fiduciary duty as a shareholder, director or officer of the Company;

in each case including but not limited to any and all fees, costs and expenses (including without limitation fees and disbursements of attorneys) incurred by or on behalf of any Indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of this Agreement.

     8. Contribution. (a) If for any reason the indemnity provided for in
Section 7 is unavailable other than pursuant to its express terms, or is insufficient to hold harmless any Indemnitee from any of the Obligations covered by such indemnity, then the Company shall contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of the Company, on the one hand, and the Indemnitees, on the other, in connection with the state of facts giving rise to such Obligation, (ii) if such Obligation results from, arises out of, is based upon or relates to the Merger, Stock Purchase or any Securities Offering, the relative benefits received by the Company, on the one hand, and the Indemnitees, on the other, from the Merger, Stock Purchase or Securities Offering, and (iii) if required by applicable law, any other relevant equitable considerations.

     (b) For purposes of Section 8(a), the relative fault of the Company, on the one hand, and of the Indemnitees, on the other, shall be determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation. For purposes of Section 8(a), the relative benefits received by the Company, on the one hand, and the Indemnitees, on the other, shall be determined by weighing the direct monetary proceeds to the Company, on the one hand, and the Indemnitees, on the other, from the Merger, Stock Purchase or Securities Offering.


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     (c) The parties hereto acknowledge and agree that it would not be just and equitable if contributions pursuant to Section 8(a) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such Section. The Company shall not be liable under Section 8(a) for contribution to the amount paid or payable by any Indemnitee except to the extent and under such circumstances that the Company would have been liable to indemnify, defend and hold harmless such Indemnitee under Section 7, if such indemnity were enforceable under applicable law. No Indemnitee shall be entitled to contribution from the Company with respect to any Obligation in the event that any Indemnitee is finally judicially determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such Obligation and the Company is not guilty of such fraudulent misrepresentation.

     9. Indemnification Procedures. (a) Whenever any Indemnitee shall have actual knowledge of the reasonable likelihood of the assertion of a Claim, North Castle (acting on its own behalf or, if requested in writing by any such Indemnitee other than itself, on behalf of such Indemnitee) or such Indemnitee shall notify the Company in writing of the Claim (the "Notice of Claim") with reasonable promptness after such Indemnitee has such knowledge relating to such Claim and has notified North Castle thereof. The Notice of Claim shall specify all material facts known to North Castle (or if given by such Indemnitee, such Indemnitee) that may give rise to such Claim and the monetary amount or an estimate of the monetary amount of the Obligation involved if North Castle (or if given by such Indemnitee, such Indemnitee) has knowledge of such amount or a reasonable basis for making such an estimate. The failure of North Castle or such Indemnitee to give such Notice of Claim shall not relieve the Company of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to the Company and the Company is materially prejudiced as a result of the failure to give such Notice of Claim. The Company shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to North Castle. North Castle may participate in such defense with counsel of North Castle's choosing at the expense of the Company. If in the exercise of their good faith judgment any one or more other Indemnitee reasonably determines that the Claim presents an actual or potential conflict of interest with North Castle, such Indemnitee or Indemnitees may participate in the defense of the Claim with one counsel for all such Indemnitees, at the choosing of such Indemnitees and at the expense of the Company. In the event that the Company does not undertake the defense of the Claim within a reasonable time after North Castle has given the Notice of Claim, or in the event that North Castle shall in good faith determine that the defense of any claim by the Company is inadequate or may conflict with the interests of any Indemnitee, North Castle may, at the expense of the Company and after giving notice to the Company of such action, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Company. In the defense of any Claim, the Company shall not, except with the consent of North Castle (or, in the case of any entry of any judgment or settlement that is binding on any other Indemnitee, such other Indemnitee), consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief, or that does not include as an unconditional term thereof the giving by the person or persons asserting such Claim to such Indemnitee of a release from all liability with respect to such Claim. In each case, North Castle and each other Indemnitee seeking indemnification hereunder will cooperate with the Company, so long as the Company is conducting the defense of the Claim, in the preparation for and the prosecution of the defense of such Claim, including making available evidence within the control of North Castle or such Indemnitee, as the case may be, and persons needed as witnesses who are employed by North Castle or such Indemnitee, as the case may be, in each case as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Company.

     (b) The Company hereby agrees to advance costs and expenses, including attorney's fees, incurred by North Castle (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in defending any Claim in advance of the final disposition of such Claim upon receipt of an undertaking by or on behalf of North Castle or such Indemnitee to repay amounts so advanced if it shall ultimately be determined that North Castle or such Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement.


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

     (c) Each Indemnitee shall notify the Company in writing of the amount of any Claim actually paid by such Indemnitee (the "Notice of Payment"). The amount of any Claim actually paid by an Indemnitee shall bear simple interest at the rate equal to the Bank of America prime rate as of the date of such payment plus 2% per annum, from the date the Company receives the Notice of Payment to the date on which the Company shall repay the amount of such Claim plus interest thereon to such Indemnitee.

     10. Certain Covenants. The Company agrees to perform its obligations under this Agreement. The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this Agreement. The rights of each Indemnitee and the obligations of the Company hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. The Company shall implement and maintain in full force and effect any and all corporate articles or charter and by-law provisions that may be necessary or appropriate to enable it to carry out its obligations hereunder to the fullest extent permitted by applicable corporate law, including without limitation a provision of its articles or certificate of incorporation eliminating liability of a director for breach of fiduciary duty to the fullest extent permitted by applicable corporate law, as it may be amended from time to time.

     11. Third-Party Beneficiaries. All Indemnitees not signatories to this Agreement are intended third-party beneficiaries of this Agreement.

     12. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     13. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, with a copy sent by (a), (b), or (c) above, or telegram, as follows:

     If to the Company, to:

            Saratoga Beverage Group, Inc.
            11 Geyser Road
            Saratoga Springs, NY 12366
            Telephone: (518) 584-6363 x11
            Telecopy: (518) 584-0380

            Attention: Chief Executive Officer

     If to North Castle or any other Indemnitee, to:

            North Castle Partners, L.L.C.
            60 Arch Street
            Greenwich, CT 06830
            Telephone: (203) 862-3200
            Telecopy: (203) 618-1860

            Attention: Peter J. Shabecoff

     with a copy to:

            Debevoise & Plimpton
            875 Third Avenue
            New York, New York 10022
            Telephone: (212) 909-6000
            Telecopy: (212) 909-6836

            Attention: Franci J. Blassberg


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

or, in each case, at such other address as may be specified in writing to the other party hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

     14. Entire Agreement. This Agreement (a) contains the complete and entire understanding and agreement of North Castle and the Company with respect to the subject matter hereof and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, in respect of the subject matter hereof, including but not limited to in respect of the engagement of North Castle in connection with the subject matter hereof. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party or Indemnitee may otherwise have at law or in equity or otherwise, including, without limitation, pursuant to the Registration Rights Agreement and the Stockholders Agreement, each dated as of the date hereof, by and between the Company, NCP-SBG and the other parties thereto. There are no representations or warranties of North Castle in connection with this Agreement or the services to be provided hereunder, except as expressly made and contained in this Agreement.

     15. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     17. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns and to each Indemnitee, provided that, neither North Castle nor the Company may assign any of its rights or obligations under this Agreement without the express written consent of the other party hereto. Subject to Section 11, this Agreement is not intended to confer any right or remedy upon any person other than the parties to this Agreement and their respective successors and permitted assigns and each Indemnitee.

     18. Governing Law. This Agreement shall be governed in all respects including as to validity, interpretations and effects by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each of the Company and North Castle hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in the State, City and County of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Company and North Castle hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     19. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 19.

     20. Future Acquisitions. The Company and North Castle agree, and North Castle agrees to cause its Affiliates and the respective officers and directors of such Affiliates, to pursue all future acquisitions, mergers and recapitalizations involving businesses in the refrigerated juice industry (other than minority investments by North Castle or any of its Affiliates) through (i) the Company, with such entities to be acquired, owned and operated by the Company, or (ii) any other company, provided that the Rollover Stockholders (as defined in the Stockholders Agreement, dated as of the date hereof, among the Company, NCP-SBG and the other parties thereto) shall have had an opportunity to exchange their respective shares of common stock of the Company for shares of common stock of an equivalent value in such other company in connection with any such transaction which results in the Company not being the top-tier holding company for investments by North Castle in the refrigerated juice industry.

     21. Amendment; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought (and in the case of the Company, approved by resolution of the Board of Directors of the Company), provided that Sections 4(a) and 4(b) may not be amended to increase the fees payable to North Castle or otherwise be amended in a manner that is adverse to the Company, nor may the term hereof be extended, without the consent of a majority of the members of the Board of Directors of the Company who are not nominees of the NCP-SBG under the Shareholder Agreement, dated as of the date hereof, among the Company, NCP-SBG and the other parties thereto. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or Indemnitee granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto or any Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party hereto or any Indemnitee on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, power or privileges hereunder.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        NORTH CASTLE PARTNERS, L.L.C.


                                        By: /s/ Peter J. Shabecoff
                                            -----------------------------------
                                            Name: Peter J. Shabecoff
                                            Title: Managing Director



                                        SARATOGA BEVERAGE GROUP, INC.


                                        By: /s/ Kim James
                                            -----------------------------------
                                            Name: Kim James
                                            Title: Chief Financial Officer



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